Exhibit 3.9

State of Delaware Secretary of State Division of Corporations Delivered 11:48 AM 07/03/2008 FILED 11:33 AM 07/03/2008 SRV 080755804 - 4220398 FILE

FIRST AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CCRD OPERATING COMPANY, INC.

CCRD Operating Company, Inc., a corporation organized and existing under laws of the State of Delaware, hereby certifies as follows;

1. The name of the corporation is CCRD Operating Company, Inc. (the “Corporation”).

2. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 15, 2006 under the name Demarseco Holdings, Inc.

3. This First Amended and Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the Corporation as herein set forth in full:

FIRST: The name of the Corporation is:

CCRD Operating Company, Inc.

SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The Corporation is authorized to issue one class of stock, to be designated “Common Stock.” with par value of $0.001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is 2,000. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

At the time this First Amended and Restated Certificate of Incorporation becomes effective, each 1,000 shares of Common Stock outstanding immediately prior to the time this First Amended and Restated Certificate of Incorporation becomes effective shall be converted and reconstituted into one fully paid and non-assessable share of Common Stock of the Corporation as herein authorized. Each outstanding stock certificate of the Corporation which immediately prior to the time this First Amended and Restated Certificate of Incorporation becomes effective represented one or more shares of Common Stock shall thereafter represent the number of whole shares of Common Stock, determined by dividing the number of whole shares represented by such certificate immediately prior to the time this First Amended and

Restated Certificate of Incorporation becomes effective by 1,000 and rounding such number down to the nearest whole integer. The amount of capital represented by such post-split shares in the aggregate at the time of this First Amended and Restated Certificate of Incorporation becomes effective shall be adjusted by the transfer of $999.00, representing the par value of one-tenth of one cent ($0.001) per share of Common Stock multiplied by the difference between the 1,000,000 shares of Common Stock outstanding immediately prior to the time this First Amended and Restated Certificate of Incorporation becomes effective and the 1,000 shares of Common Stock which will be outstanding at the time this First Amended and Restated Certificate of Incorporation becomes effective, from the capital account of the Common Stock to the additional paid-in-capital account, such transfer to be made at such time. The Corporation shall not be required to issue or deliver any fractional shares of Common Stock in connection with the stock split described above. There shall be designated as capital in respect of such post-split shares an amount equal to the aggregate par value of such shares. Upon surrender by a holder of Common Stock of a certificate or certificates of Common Stock, duly endorsed, at the office of the Corporation, the Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Common Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.

FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the board of directors of the Corporation (the “Board”). In addition to the powers and authority expressly conferred upon them by statute or by this First Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation. Election of directors need not be by written ballot, unless the Bylaws of the Corporation so provide.

SIXTH: The Board is authorized to make, adopt, amend, alter or repeal the Bylaws of the Corporation. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the Corporation as set forth therein.

SEVENTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation or by consent in writing by such stockholders.

EIGHTH: (A) To the fullest extent permitted by the DGCL, as the same may be amended from time to time, or by any other applicable state law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or other applicable state law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL or such other applicable state law, as so amended.

(B) To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) such directors and officers (and any other persons to which Delaware or other applicable state law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL or other applicable state law, subject only to limits created by applicable Delaware or other state law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders, and others.

(C) Any repeal or modification of the foregoing provisions of this section shall not adversely affect any right or protection of a director or officer of the Corporation, or other person indemnified by the Corporation, with respect to any acts or omissions of such director, officer or other person existing at the time of such repeal or modification.

*     *     *

The foregoing First Amended and Restated Certificate of Incorporation has been duly adopted by this Corporation’s Board and stockholders in accordance with the applicable provisions of Sections 228,242 and 245 of the DGCL.

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